Exhibit 4.1  Consulting Services Contract


                                    AGREEMENT
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This Agreement (the "Agreement") is entered into effective as of September 20, 2001 ("Effective Date") by and between Nuclear Solutions, Inc., a Nevada Corporation (the Company) and Igor Litovsky (the "Consultant").

1. Consultant Services. Consultant provides the services (the "Services") to the Company as described on Exhibit A attached hereto on a non-exclusive basis, as reasonably requested by the Company.

2. Consideration. As consideration for the Services provided by Consultant, the Company shall pay to Consultant the following fees:

(a) Fees. The Company shall pay to Consultant a fee of one hundred forty thousand dollars ($140,000.00) or issue two hundred thousand (200,000.00) free trading shares in lieu of cash payment.

The Shares to be issued shall be fully paid non-assessable registered shares.

3. Term and Termination. Consultant shall serve as a consultant to the Company for a one (1) year commencing on the Effective Date.

4. Independent Contractor. Consultant's relationship with the Company will be that of an independent contractor and not an employee. Consultant will not be eligible for any employee benefits, nor will the Company make deductions from consideration paid to Consultant for taxes, all of which will be Consultant's responsibility. Consultant will have no authority to enter into contracts that bind Company or create obligations on the part of the Company without the prior written authorization of the Company.

5. Company's Representations. Warranties and Covenants. As of the Effective Date, the Company hereby represents, warrants and covenants to Consultant as follows:

(a) The Company is a duly organized corporation validly existing under the laws of the State of Nevada and has full power and authority to perform its obligations under this Agreement.

(b) The execution and delivery of this Agreement by the Company has been duly authorized by all requisite corporate actions and proceedings, and this Agreement constitutes the legal, valid and binding obligation of the Company. Neither the execution and delivery of this Agreement by the Company nor the consummation of the transactions contemplated hereby do or would after the giving of notice or the lapse of time or both, (i) conflict with, result in a breach of, constitute a default under, or violate the Articles of Incorporation or the Bylaws of the Company; or (ii) conflict with, result in a breach of, constitute a default under, or violate any federal, state, or local law, statute, rule, regulation, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency or court, except for conflicts, breaches, defaults or violations which individually or in the aggregate would not have a material adverse effect;
or (iii) requires any further consent from any person or entity which has not already been received, including without limitation any shareholder, Board of Director, or lender approvals.

(c) The Shares of Common Stock to be issued to Consultant shall be duly authorized and validly issued, fully paid and unassessable, free of liens, encumbrances and restrictions on transfer, and shall be issued in accordance with the registration or qualification provisions of the Securities Act of 1933, as amended, and any relevant state securities laws or pursuant to valid exemptions therefrom.

(d) The Company's Board of Directors has authorized the issuance of the Shares set forth in Section 2 above for consideration consisting of this Agreement and the Services to be provided hereunder. The Company's Board of Directors has determined that the consideration received for the Shares, consisting of this Agreement and the Services to be provided hereunder, is adequate. In rendering its Services, Consultant will be using and relying on the information supplied to it by the Company without independent verification thereof or independent appraisal of any of the Company's business. The Company hereby represents that all information made available to Consultant by the Company will be complete and correct in all material respects and will not contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements therein not misleading in light of the circumstances under which such statements are made.

6. No Guarantee. Notwithstanding anything contained in this Agreement to the contrary, neither Consultant nor any of its officers, directors, agents or employees guarantees to the Company that any introductions to investors will take place or that an investment in the Company will be consummated.

7. The Company's Indemnification Obligation. The Company agrees that it will indemnify and hold harmless Consultant, its officers, directors, employees, agents and controlling persons from and against any and all losses, claims, damages, liabilities and expenses, joint or several (including all reasonable fees of counsel), caused by or arising out of (a) the Company's breach of any covenant or representation hereunder, or (b) Consultant acting for the Company pursuant to this Agreement, including, without limitation, (i) actions taken or admitted to be taken by the Company or any persons acting together or in concert with the Company (including any untrue statements made or admitted to be made) or (ii) actions taken or admitted to be taken by any of the indemnified persons set forth above with the consent of or in conformity with actions taken or admitted to be taken by the Company or any persons acting together or in concert with the Company; provided, however, that the Company will not be liable under this Section to the extent that any loss, claim, damages, liability or expense is found to have resulted from Consultant's gross negligence or will full misconduct.

8.  Miscellaneous.

(a) Amendments and Waivers. No term of this Agreement may be amended or waived except with the written consent of the parties.

(b) Entire Agreement. This Agreement, including the Exhibits hereto constitutes the entire agreement of the parties and supersedes all oral negotiations and prior writings with respect to the subject matter hereof

(c) Notices. Any notice required or permitted by this Agreement shall be in writing and shall be (i) delivered personally, (ii) sent by certified or registered mail, postage prepaid, return receipt requested, (iii) delivered by a nationally-recognized delivery service (such as Federal Express or UPS), or (iv) faxed, addressed to the party to be notified at such party's address or facsimile number as set forth below or as subsequently modified by written notice. Notices shall be deemed communicated upon receipt if personally delivered, delivered by a nationally-recognized delivery service or faxed (with a written confirmation of facsimile transmission), or five (5) days after posting if sent by certified mail.

(d) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall governed by the laws of Nevada, without giving effect to the principles of conflict of laws.

(e) Attorney's Fees. If any action at law or in equity is commenced by any party to enforce or interpret the terms of this Agreement, the party finally prevailing in such proceeding or action shall be entitled to recover from the unsuccessful party reasonable attorney's fees, costs and necessary disbursements in addition to any relief to which it may be entitled.

(f) Severability. If one or more provisions of this Agreement are held to be unenforceable under the applicable law, the parties agree to renegotiate such provision such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

(g) Counterparts. This agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

The parties hereto have executed this Agreement as of the Effective Date.


COMPANY:
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NUCLEAR SOLUTIONS INC.
By:  /s/ Paul Brown
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Print Name:  Paul Brown

Title:  President

Address:

Nuclear Solutions, Inc.
1530 East Commercial St., Ste. 109
Meridian, ID  83642


CONSULTANT:
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IGOR LITOVSKY
By:  /s/ Igor Litovsky
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Print Name:  Igor Litovsky

Address:

IGOR LITOVSKY
2200 Fort Apache
Las Vegas, NV, 89117

200,000 Shares. Number of Shares to be issued to Igor Litovsky pursuant to this agreement.

Exhibit A

                      DESCRIPTION OF SERVICES OF CONSULTANT
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(1)  Identify strategic merger and acquisition opportunities for the Company.

(2)  Assist the Company in merger and acquisition negotiations.

(3)  Help the Company implement post-merger transition procedures.